UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

September 28, 2020
(Date of earliest event reported)

ALASKA AIR GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-8957	91-1292054
(Commission File Number)	(IRS Employer Identification No.)

19300 International Boulevard	Seattle	Washington	98188
(Address of Principal Executive Offices)			(Zip Code)

(206) 392-5040
(Registrant's Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker Symbol	Name of each exchange on which registered
Common stock, $0.01 par value	ALK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

This document is also available on our website at http://investor.alaskaair.com

ITEM 1.01  Entry into a Material Definitive Agreement

On September 28, 2020, (the Closing Date) Alaska Air Group, Inc. (Air Group or the Company) and its subsidiaries Alaska Airlines, Inc. (Alaska) and Horizon Air Industries, Inc., (Horizon) entered into a Loan and Guarantee Agreement (the Agreement), among Alaska as the borrower, Air Group and Horizon as the guarantors, the U.S. Department of the Treasury (the Treasury), as lender, and the Bank of New York Mellon, as administrative agent and collateral agent. The Agreement provides for a secured term loan facility which permits Alaska to borrow up to $1.3 billion as further described below. Air Group has been advised by the U.S. Department of the Treasury (the Treasury) that, subject to certain conditions and satisfactory documentation, it intends to allocate additional loans to the Company under the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) in October 2020, which would increase the amount of the loan available to $1.9 billion.

On the Closing Date, Air Group borrowed $135 million, and may, at its option, borrow additional amounts in up to two subsequent borrowings until March 31, 2021. All proceeds must be used for certain general corporate purposes and operating expenses in accordance with the terms and conditions of the Agreement and the applicable provisions of the CARES Act.

All borrowings will bear an interest at a variable rate per annum equal to LIBOR divided by one minus the Eurodollar Reserve Percentage (as defined in the Agreement) plus 2.50%. Accrued interest on the loans shall be payable in arrears on the first business day following the 14th day of each March, June, September and December, beginning on September 15, 2021, and on the Amortization Date and the Maturity Date (both as defined below). The applicable interest rate for the $135 million borrowing on the Closing Date will be 2.87% per annum for the period from the Closing Date through September 15, 2021, at which time the interest rate will reset in accordance with the Agreement.

All borrowings will be in the form of term loans, all of which mature and will be due and payable in a single installment on September 26, 2025 (the Maturity Date). Alaska may, upon written notice, at any time and from time to time prepay the borrowings in whole or in part without premium or penalty. Mandatory prepayments are required, without premium or penalty, to the extent necessary to comply with covenants regarding the expiry of certain agreements constituting the Collateral (as defined below), the debt service coverage ratio, certain dispositions of the Collateral, certain debt issuances secured by liens on the Collateral, certain receipts of payment on contingent payment events or advance transactions, or a change in control of Air Group. In addition, on March 28, 2025 (or an earlier date as set forth in the Agreement, the Amortization Date), Alaska shall prepay the term loans such that the non-Loyalty Collateral Coverage Ratio (as defined in the Agreement) shall not be less than 2.00 to 1.00.

Obligations of Alaska under the Agreement are secured by assets related to, and revenues generated by, Alaska's Mileage PlanTM frequent flyer program (the Loyalty Program), as well as by seven Boeing 737 aircraft and 18 CFM International, Inc. engines, six Embraer 175 aircraft, 15 General Electric engines and 3 Pratt and Whitney engines (collectively, the Collateral). Air Group is permitted, from time to time at its discretion, under the Agreement to add certain types of assets to the Collateral, and, subject to certain conditions, release assets from the Collateral. The value of the collective collateral exceeds the minimum necessary to secure Alaska's obligations. Alaska intends to withdraw excess collateral after determining the total amount it will borrow during the availability window.

The Agreement requires Alaska, under certain circumstances, including within ten business days prior to the last business day of March and September of each year, beginning in March 2021, to appraise the value of the Collateral and recalculate the collateral coverage ratio. If the calculated collateral coverage ratio is less than 1.6 to 1.0, Air Group is obligated to either prepay any outstanding borrowings under the Agreement such that following the prepayment the collateral coverage ratio is satisfied, or designate additional assets as part of the Collateral.

The Agreement also requires Air Group to calculate the debt service coverage ratio on a quarterly basis, beginning in December 2020. If the calculated debt service coverage ratio is less than 1.75 to 1.00, then Air Group will be required to place an amount equal to at least 50% of certain revenues received from the Loyalty Program (the “Loyalty Program Revenues”) into a blocked account to be held for the benefit of the lenders who may choose to use such funds to prepay the outstanding term loans until the debt service coverage ratio is recalculated to be greater than or equal to 1.75 to 1.00. If the calculated debt service coverage ratio is less than or equal to 1.50 to 1.00, but greater than 1.25 to 1.00, then all amounts previously deposited into the blocked account will be used to prepay outstanding term loans and an amount equal to at least 50% of all future Loyalty Program Revenues will be transferred into the payment account and used to prepay outstanding term loans until the debt service coverage ratio is recalculated to be greater than 1.50 to 1.00. If the calculated debt service coverage ratio is less than or equal to 1.25 to 1.00, then all amounts previously deposited into the blocked account will be used to prepay outstanding term loans and an amount equal to at least 75% of all future Loyalty Program Revenues will be transferred into the payment account and used to prepay outstanding term loans until the debt service coverage ratio is recalculated to be greater than 1.25 to 1.00.

The Agreement also includes affirmative, negative and financial covenants that, among other things, limit the ability of Air Group to make certain other payments, make certain investments, incur liens on the Collateral, dispose of the Collateral, enter into certain affiliate transactions and engage in certain business activities, in each case subject to certain exceptions. In addition, under the Agreement, Air Group must maintain a minimum aggregate liquidity of $500 million. The Agreement also contains certain events of default, including cross-default, with respect to acceleration or failure to pay at maturity other material indebtedness. Upon the occurrence of an event of default, the outstanding obligations under the Agreement may be accelerated and become immediately due and payable.

The Agreement also requires Air Group to comply with provisions set forth by the CARES Act, including, but not limited to, continued suspension of repurchase of Air Group common stock and payment of common stock dividends and limitations on executive compensation Air Group is required to comply with these provisions until twelve months following the date when no loans are outstanding under the Agreement. Air Group is also required to maintain certain air service as required by the Department of Transportation pursuant to its authority under the CARES Act until March 1, 2022.

On the Closing Date, and in connection with the Agreement, Air Group also entered into a warrant agreement (the Warrant Agreement) with the Treasury. Under the Warrant Agreement, Air Group has agreed to issue warrants to the Treasury to purchase up to an aggregate of 4,115,786 shares of Air Group (ALK) common stock. Under the Warrant Agreement, warrants will be granted to the Treasury in conjunction with each new borrowing under the Agreement. Warrants to purchase shares shall be equal to 10% of each borrowing, divided by $31.61, the closing price of Air Group common stock on April 9, 2020.

Pursuant to the Warrant Agreement, on the Closing Date, Air Group granted the Treasury Department 427,080 warrants to purchase Alaska Air Group (ALK) common stock at a strike price of $31.61.

The warrants are non-voting, freely transferable, and may be settled as net shares or in cash at Alaska’s option. Each warrant expires on the fifth anniversary of the date of issuance of such warrant.

ITEM 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information described under Item 1.01 above “Entry into a Material Definitive Agreement” is incorporated herein by reference.

ITEM 2.06  Material Impairment

Alaska management has authorized a plan to retire 10 owned Airbus A320 aircraft earlier than previously scheduled. As a result of this decision, the Company evaluated the specific aircraft for impairment and concluded that the carrying value was no longer recoverable. The Company expects to record an impairment charge associated with these aircraft. The charges are expected to range from $115 million to $125 million, but are still subject to finalization. The Company continues to evaluate future options for these aircraft, as well as the overall fleet composition.

ITEM 3.02 Unregistered Sales of Equity Securities

The information described under Item 1.01 above “Entry into a Material Definitive Agreement” is incorporated herein by reference.

ITEM 8.01.  Other Items

On September 26, 2020, Alaska was notified by the Treasury of additional funds available under the Payroll Support Program (PSP) of the CARES Act. Under the initial PSP agreement entered into in April 2020, Alaska and Horizon will receive an additional $28.7 million to be used exclusively toward continuing to pay employee salaries, wages and benefits. Of this amount, $4.1 million will take the form of a senior term loan with a 10 year term bearing an interest rate of 1% in years 1 - 5 and SOFR+ 2% in years 6 -10, and the remainder will take the form of a grant. As additional taxpayer protection required under the PSP, upon funding of the additional disbursement, Air Group will grant the Treasury Department warrants to purchase 12,938 shares of Air Group (ALK) common stock at a strike price of $31.61, based on the closing price on April 9, 2020.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC.
Registrant

Date: September 30, 2020

/s/ CHRISTOPHER M. BERRY
Christopher M. Berry
Vice President Finance and Controller